DENMARK STATE BANK

EXECUTIVE OFFICER INCENTIVE PLAN

Effective January 1, 2012

1. Purpose. The purpose of this Executive Officer Incentive Plan (the "Plan") is to strengthen Denmark State Bank's (the "Company") ongoing performance by providing a means by which to attract, motivate, reward, and retain executive employees (collectively, the "Participants" or in the singular, the "Participant") through fair and competitive performance-related incentives, both annual and strategic, that comply with regulatory requirements and are aligned with the Company's strategic plan.

Under the Plan, the Company may award the Participants yearly incentive compensation (the "Incentive Compensation") based on the Company's performance and upon a pre-determined percent of the Participant's Base Salary. The Plan supplements, and is in addition to, any annual incentive awards that may be in place and awarded.

Upon certain "Trigger Events" defined below, the Participant will have the right to receive payment for the value of his or her vested Aggregate Incentive Compensation.

2. Definitions. The following defined terms used in the Plan shall have the meanings set forth below:

      "Account" means a bookkeeping account being administered for the benefit of the Participant under Section 6.1, below.
      "Aggregate Incentive Compensation" means the total amount of Incentive Compensation the Company awards the Participant in all Plan Periods.
      "Base Salary" means the Participant's base salary, excluding any and all other compensation such as allowances or any other non-annual payment or incentive bonus of either cash, deferred cash payments, or payments into or for any deferred compensation plan, including Code section 401(k) plans, and premium payments for life insurance under the terms of any other deferred compensation or benefit agreement.
      "Beneficiary" or "Beneficiaries" shall have the meaning set forth in Section 9 of this Agreement.
      "Board of Directors" or "Board" means the Board of Directors of the Company.
      For purposes of this Agreement, "Cause" shall mean only the following:

      (a) A conviction in a court of law of any felony; or

      (b) Commission of any act of dishonesty involving the Participant; or

      (c) Any act or conduct having a material adverse affect on the Company, its executives, shareholders, customers, and/or business; or

      (d) Unauthorized use or disclosure of any of the Company's confidential or proprietary information; or

      (e) Scandalous or immoral behavior; or

      (f) Failure or refusal to adequately perform the duties of his or her position as the Board of Directors of the Company may from time to time reasonably direct; or

      (g) A material breach of duty under this Agreement or any employment agreement the Participant and the Company enter into.

      "Code" means the Internal Revenue Code of 1986, as amended.
      "Company" means Denmark State Bank.
      "Compensation Committee" means a sub-committee of Denmark Bancshares, Inc., the parent corporation of the Company, which controls the award of Incentive Compensation under this Plan or a similar sub-committee with similar powers as formed by the Board.
      "Change in Control" means and is limited to any of the following:

      (a) A change in the ownership of the Company shall occur on the date that any one person or Group (as defined below) acquires seventy-five percent (75%) of the total fair market value or total voting power of the Company's stock ("Stock Sale"). However, if any one person or Group is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the Company's stock, the acquisition of additional stock by the same person or Group is not considered to cause a Change of Control.

      (b) A change in the ownership of a substantial portion of the Company's assets shall occur on the date that any one person or Group acquires (or has acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total Gross Fair Market Value equal to more than eighty percent (80%) of the total Gross Fair Market Value of all the assets of the Company immediately prior to such acquisition or acquisitions, other than an Excluded Transaction (as defined below) ("Asset Sale").

      (c) For purposes of this Section 2.10, "Group" means owners of an entity that enters into a merger, consolidation, purchase, or acquisition of stock or similar business transaction with the Company. Persons will not be considered to be acting as a Group solely because they purchase or own stock of the same corporation at the same time or as a result of the same public offering.

      (d) For purposes of this Section 2.10, "Gross Fair Market Value" means the value of the assets of the Company or the value of the assets being disposed of, as applicable, determined without regard to any liabilities associated with such assets.

      (e) For purposes of this Section 2.10, "Excluded Transaction" means any transaction in which assets are transferred to: (i) a shareholder of the Company (determined immediately before the asset transfer) in exchange for or with respect to its stock; (ii) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company (determined after the asset transfer); (iii) a person, or more than one person acting as a Group, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company (determined after the asset transfer); or (iv) an entity at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a person described in clause (iii) (determined after the asset transfer).

      (f) The term "Change of Control" as defined above shall be amended to remain consistent with any subsequent guidance, rules, or regulations promulgated by the Internal Revenue Service in construing the rules and regulations applicable to Section 409(A) of the Internal Revenue Code. In making any determination under this Plan on whether a "Change of Control" has occurred, the Company shall have the right to rely upon an opinion from a recognized certified public accounting firm or outside legal counsel in determining whether a Change of Control has occurred under the rules and regulations then adopted by the Internal Revenue Service.

      "Employee" means any person who is currently employed by the Company.
      "Grant Date" means the date the Company awards Incentive Compensation to a Participant.
      "Incentive Compensation" means the amount of compensation the Company awards the Participant in any one (1) Plan Period.
      "Incentive Levels" or "Incentive Level" shall have the meaning set forth in the definition of "Pre-Tax Net Income Matrix."
      "Interest Rate" means the interest rate the Company uses to calculate the accrued interest on the Participant's vested Aggregate Incentive Compensation.

      "Participant" means an Employee of the Company chosen and approved by the Board to participate in the Plan. Such Employees must be considered members of a select group of highly compensated or management employees within the meaning of Sections 201(2), 301(a)(3), and 401(a)(1) of the Employee Retirement Income Security Act of 1974 (ERISA) and Executive Officers within the meaning of Regulation O of 12 CFR 215.
      "Participation Agreement" shall mean any Executive Officer Incentive Plan Participation Agreement between the Company and the Participant which shall set forth the terms and conditions approved by the Board.
      "Payout Percentages" or "Payout Percent" shall have the meaning set forth in the definition of "Pre-Tax Net Income Matrix."
      "Payout Requirements" shall have the meaning set forth in Section 6.5 of this Plan.
      "Peer Group" means a group of banks similar to the Company with regard to geography, asset size, and number of branches that the Compensation Committee chooses each calendar year.
      "Plan Administrator" means the chairman of the Compensation Committee.
      "Plan Period" means the period beginning on January 1 and ending on December 31 of each calendar year for which the Plan is in effect.
      "Pre-Tax Net Income Matrix" or "Matrix" means the matrix that the Company shall provide to the Participant for each Plan Period and use to calculate the Participant's Incentive Compensation. The Matrix shall include four (4) incentive levels of payout based upon the Peer Group's three (3)-year average pre-tax net income, the Company's Plan Period budgeted pre-tax income, a discretionary amount which exceeds the Company's budgeted pre-tax income, and the upper quartile of the Peer Group's pre-tax income (collectively, the "Incentive Levels" or in the singular, an "Incentive Level"). The Matrix shall also include payout percentages for each of the Incentive Levels (collectively, the "Payout Percentages" or in the singular, a "Payout Percent").
      "Regulatory Enforcement Threshold" means zero regulatory enforcement actions, either formal or informal.
      "Retire" or "Retirement" means the point in time after the Participant reaches sixty-two (62) years of age or older and at which time Participant gives notice to the Company that he or she is retiring.
      "Return on Equity Threshold" means the rolling three (3)-year return on equity median of the Peer Group as of the calendar year end of the fiscal year prior to the year in which the Company makes an award of Incentive Compensation. For example, for 2012, the rolling three (3)-year average would be based upon years 2009, 2010, and 2011.
      "Separation from Service" or similar words means such time as: (a) the Participant no longer performs any hours of service for the Company for more than sixty (60) consecutive days, but excepting any such absence due to the Participant's Total Disability; or (b) such time as the Participant permanently works less than twenty percent (20%) of the hours the Participant worked on average for the Company during the previous thirty-six (36)-month period, but excepting any such decline of services due to the Participant's Total Disability. The term "Separation from Service" as defined above is intended to comply with the requirements of Treas. Reg. 1.409A-1(h)(1)(i) & 1.409A-1(h)(1)(ii) of the Internal Revenue Code.
      "Service" means employment as an employee of the Company. Service shall include all Service as an Employee, including Service before the Grant Date and the date of adoption of the Plan.
      "Ten Year Requirement" shall have the meaning set forth in Section 6.5 of this Plan.
      "Total Disability" means: (a) where the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable, physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (b) where the Participant is, by reason of any medically determinable, physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits of a period not less than three (3) months under an accident health plan covering employees of the Company; or (c) the Participant is determined to be totally disabled by the Social Security Administration. The term "Total Disability" as defined above is intended to comply with the requirements of Treas. Reg. 1.409A-3(i)(4) of the Internal Revenue Code.
      "Trigger Event" shall mean any event under this Plan when the Company has the obligation to pay the Participant the Aggregate Incentive Compensation and any accrued interest.

3. Administration. The Plan Administrator, Compensation Committee, and the Board of Directors shall administer the Plan.

3.1 Plan Administrator. The Plan Administrator is authorized, subject to the provisions of the Plan, to interpret plan provisions, review the calculated incentive payments, provide verification of such payments, coordinate payments with human resource/payroll personnel, maintain appropriate documentation and records, ensure alignment with the Company's compensation philosophy, ensure regulatory compliance, communicate with the Participants, and perform and/or ensure that the proper administration activities are documented. Any action taken by the Plan Administrator shall be binding and conclusive on such Participants and on their legal representatives and beneficiaries.

3.2 Compensation Committee. The Compensation Committee shall act by vote or written consent of a majority of its members. The Compensation Committee is authorized, subject to the provisions of the Plan, to establish such rules and regulations as it deems necessary for the proper administration of the Plan and to make whatever determinations and interpretations in connection with the Plan it deems necessary or advisable with respect to the Participants. All determinations and interpretations made and approved by the Compensation Committee shall be binding and conclusive on such Participants and on their legal representatives and beneficiaries.

3.3 Board of Directors. The Board of Directors must approve the Company's payment of Incentive Compensation to any Participant to ensure appropriate corporate governance and oversight.

3.4 Peer Group Annual Review. The Compensation Committee shall review and update the Peer Group on an annual basis. Within ten (10) days of the Compensation Committee's review of the Peer Group, the Compensation Committee shall provide the Participants with an updated Peer Group list.

3.5 Pre-Tax Net Income Matrix Annual Review. The Compensation Committee shall review and update the Pre-Tax Net Income Matrix at the beginning of each Plan Period based on Peer Group Data and the Company's annual budget to ensure that targets remain reflective of the Company's strategic goals and objectives. The Compensation Committee shall have the authority to adjust the performance goals as it deems equitable in recognition of the extraordinary or non-recurring events the Company experiences during any Plan Period. Within ten (10) days of the Compensation Committee's review of the Pre-Tax Net Income Matrix, the Compensation Committee shall provide the Participants with an updated Pre-Tax Net Income Matrix.

3.6 Threshold Annual Review. The Compensation Committee shall review and update the Return on Equity Threshold and the Regulatory Enforcement Threshold (collectively, the "Thresholds") on an annual basis based on market conditions at the beginning of the Plan Period and on the Peer Group's rolling three (3)-year average return on equity. Within ten (10) days of the Compensation Committee's review of the Thresholds, the Compensation Committee shall provide the Participants with updated Threshold limits.

3.7 Interest Rate. The Compensation Committee shall review and adjust the Interest Rate on an annual basis based on market conditions. The Compensation Committee shall only have the ability to adjust the Interest Rate upon the Board's approval.

4. Plan Eligibility.

4.1 Approval. The Compensation Committee must approve each Participant's participation in the Plan for each Plan Period.

4.2 Participation Criteria. For each Plan Period, Participants must achieve a "Meets Expectations" or above composite rating on their respective annual performance evaluation, signifying attention and performance of the total job description to participate in the Plan. The Company shall complete the performance evaluation at the time when the Company's year-end results are available, but prior to the allocation of Incentive Compensation.

4.3 Disqualification from the Plan. In the event the Compensation Committee does not approve a Participant for a given year or the Participant fails to achieve a "Meets Expectations" rating, the Participant shall not be eligible to participate in the Plan.

4.4 Participation Agreement. A Participant shall enter into a Participation Agreement with the Company within thirty (30) days of first becoming eligible to participate in the Plan.

5. Award of Incentive Compensation.

5.1 Thresholds. The Company must meet the Thresholds before the Company will award any Incentive Compensation to any Participant for any Plan Period. In the event the Company does not meet either the Return on Equity Threshold or the Regulatory Enforcement Threshold for any year of the Plan, the Company shall not award any Incentive Compensation to any Participant for that year.

5.2 Incentive Compensation Calculation. In the event the Company meets the eligibility Thresholds for a Plan Period as set forth in Section 5.1, above, the Company shall calculate a Participant's Incentive Compensation for a Plan Period a follows:

5.2.1 Incentive Level. The Company shall determine the Participant's Incentive Level by determining which of the four (4) pre-determined Incentive Levels set forth in the Pre-Tax Net Income Matrix the Company's pre-tax net income falls under. The Incentive Level which the Company's pre-tax net income falls under shall be the Participant's Incentive Level.

5.2.2 Payout Percentage. As indicated by the Pre-Tax Net Income Matrix, each Participant has a unique Payout Percentage for each Incentive Level. A Participant's Payout Percentage is the Payout Percentage associated with the Incentive Level determined in Section 5.2.1 as indicated on the Pre-Tax Net Income Matrix.

5.2.3 Incentive Compensation. A Participant's Incentive Compensation is equal to the Participant's Base Salary multiplied by the Payout Percentage determined in Section 5.2.2.

5.3 Ineligibility for Incentive Compensation. A Participant shall be ineligible for any portion of Incentive Compensation the Participant would have been entitled to for any Plan Period in which the Participant voluntarily or involuntarily resigns from the Company.

5.4 Communication of Award. The Company shall communicate the award of Incentive Compensation in writing to a Participant within a reasonable time of the Company's calculation of the Participant's Incentive Compensation.

6. Terms of Incentive Compensation. Incentive Compensation granted under this Plan shall be subject to the following terms and conditions:

6.1. Establishment of Accounts. The Company shall establish a bookkeeping Account for each Participant. Incentive Compensation earned by a Participant shall be allocated to a Participant's Account as of the Grant Date. The Account shall show the amount of Incentive Compensation awarded for each Plan Period, the amount of the Participant's vested Aggregate Incentive Compensation, and the amount of accrued interest as described in Section 6.2, below.

6.2 Interest on Credited Amount. A Participant's vested Aggregate Incentive Compensation shall accrue interest at the Interest Rate, as defined below, on January 1 of each year until such time as the Company pays to the Participant (or the Participant's Beneficiary or Beneficiaries as defined in Section 9, below) the Participant's vested Aggregate Incentive Compensation. The initial Interest Rate shall be five percent (5%). The Company shall have a right to annually adjust the Interest Rate in accordance with Section 3.7, above. The Company shall credit the Participant's account with any accrued interest on January 1 of each year, until all such Aggregate Incentive Compensation is paid to Participant.

6.3 Approved Leave of Absence. The Company shall credit the Participant's Account with a pro-rated amount of Incentive Compensation for a Plan Period in which the Participant takes an approved leave of absence from the Company. The Company shall calculate the amount of the pro-rated Incentive Compensation by dividing the Company's pre-tax net income and Incentive Levels by four (4) and multiplying them by the number of full quarters the Participant participated in the Plan.

6.4 Vesting. Each Plan Period's Incentive Compensation shall vest at twenty percent (20%) increments over a five (5)-year period and will be accrued to Retirement, as long as the Plan remains in effect and as long as the Plan conditions are met.

6.5 Eligibility for Vested Amount. Excluding a Change in Control or the Participant's Death or Total Disability, the Participant must participate in the Plan for a period of ten (10) years (the "Ten Year Requirement") and must Retire from the Company (collectively, the "Payout Requirements") to be eligible to receive a payment from the Company for the value of his or her vested Aggregate Incentive Compensation. In the event the Participant Separates from Service and does not meet all of the Payout Requirements, the Participant shall forfeit all vested or unvested Incentive Compensation and any accrued interest on such Incentive Compensation.

6.6 Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Participant shall forfeit; and the Company shall not pay the Participant any and all vested or unvested Aggregate Incentive Compensation and accrued interest under this Agreement if the Board terminates the Participant for Cause.

6.7 Trigger Events. The Participant shall be entitled to payment from the Company for the value of the Participant's vested Aggregate Incentive Compensation and accrued interest upon the occurrence of the following events:

6.7.1 Change of Control. Notwithstanding the Payout Requirements, upon a Change of Control, the Company shall pay to each Participant (or the Participant's Beneficiary or Beneficiaries, as defined in Section 9, below) the total amount of the Participant's vested Aggregate Incentive Compensation and accrued interest on the same schedule and under the same terms and conditions as apply to payments made to the Company or its shareholders (as the case may be, depending upon the type of transaction which gives rise to the Change in Control). In no event shall the Company pay to the Participant the Aggregate Incentive Compensation later than five (5) years after a Change in Control event has occurred.

At the election of the Board, the Participant shall receive the same form of consideration (i.e., cash or equity interests of the surviving entity to the Change in Control) received by the Company or its shareholders from the surviving entity in connection with any Change in Control.

6.7.2 Death or Total Disability. Notwithstanding the Payout Requirements, upon the Participant's Death or Total Disability, the Company shall pay to the Participant (or the Participant's Beneficiary or Beneficiaries, as defined in Section 9, below) the Participant's vested Aggregate Incentive Compensation and accrued interest in ten (10) equal annual installments, with the Company to make the first payment within thirty (30) days after the Participant's Death or the Participant's certification of Total Disability.

6.7.3 Participant's Satisfaction of the Payout Requirements. Upon the Participant's satisfaction of the Payout Requirements, the Company shall pay to the Participant (or the Participant's Beneficiary or Beneficiaries, as defined in Section 9, below) the Participant's vested Aggregate Incentive Compensation and accrued interest in ten (10) equal annual installments, with the Company to make the first payment within thirty (30) days after the date the Participant Retired. In the event the Participant Retires during a Plan Period, the Participant shall be ineligible for any portion of the Incentive Compensation the Participant would have received during that Plan Period.

6.8 Delay of Payments. Notwithstanding anything herein to the contrary, if the funds of the Company are not sufficient to make the payment at the dates specified under this Section 6 without jeopardizing the solvency of the Company or cause the Company to breach an agreement with its primary institutional lender or under applicable law, the payment shall be made during the first calendar year in which the funds of the Company are sufficient to make the payment without jeopardizing the solvency of the Company or causing the Company to breach an agreement with its primary institutional lender or applicable law. This rule shall only be applicable to the extent the Company may defer payments under Code Section 409A and the regulations promulgated thereunder.

7. Continued Employment; No Transferability.

7.1 No Employment Agreement. Nothing in this Plan confers on any person any right to continue in the employ of the Company or interferes in any way with the right of the Company to terminate the Participant's services as an officer or Employee at any time.

7.2 No Transferability. Except as expressly permitted in Section 9, below, no right or benefit under this Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, or charge; and any attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge the same shall be void. No right or benefit hereunder shall in any manner be liable for or subject to the debts, contracts, liabilities, or torts of the person entitled to such benefits. If any Participant or Beneficiary hereunder shall become bankrupt or attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge any right or benefit hereunder, then such right or benefit shall, in the discretion of the Board, cease and terminate; and, in such event, the Company may hold or apply the same or any part thereof for the benefit of the Participant or Beneficiary, his/her spouse, children, or other dependents, or any of them, in such manner and in such proportion as the Boards of Directors may deem proper.

7.3 Funding. The Company shall have no obligation to set aside, earmark, or entrust any fund or money with which to pay its obligations under this Plan. Each Participant, any beneficiary, and any other successor in interest of the Participant shall have only an unsecured right to receive the benefit payments provided under this Plan when due under the terms of this Plan and shall be and remain simply a general creditor of the Company (in the same manner as any other creditor having a general claim) for amounts payable under this Plan. The Company reserves the absolute rights at its sole and exclusive discretion, either to fund its obligations under this Plan or refrain from funding the same and to determine the extent, nature, and method of such funding should the Company elect to fund its obligations. The Company reserves the absolute right at its sole discretion to terminate any such funding at any time, either in part or in whole.

7.4 Right to Assets. Neither this Plan nor any amendment hereof shall operate to give any Participant, his or her heirs, beneficiaries, personal representative, or the estate of any beneficiary, either directly or indirectly, any right, title, or interest whatsoever in any asset of the Company that the Company now owns or may hereafter acquire, whether or not such asset has been specifically designated by the Company as a reserve, fund, or account to liquidate its future accruing liability hereunder.

8. Agreement with Participants. Prior to the grant of any Incentive Compensation under this Plan to the Participant, the Participant (and his or her spouse if married) shall execute and deliver to the Company a Participation Agreement approved by the Board.

9. Designation of Beneficiary. Each person, upon becoming a Participant in this Plan, shall file with the Company a notice in writing designating one or more beneficiaries (the "Beneficiary" or "Beneficiaries") to whom payments otherwise due the Participant shall be made in the event of the Participant's death while in the employment of the Company. The Participant shall have the right to change the Beneficiary or Beneficiaries from time to time, provided, however, that any change shall not become effective until received in writing by the Company.

10. Withholding. The Company shall withhold all applicable income and payroll taxes from any payment of cash or other form of consideration owed to the Participant under this Plan in compliance with all applicable federal, state, and local laws, regulations, and codes.

11. Termination and Amendment of the Plan.

11.1 General. Notwithstanding any other provisions in this Plan, the Compensation Committee and Board may at any time, and from time to time, terminate, suspend, modify, or amend the Plan in any respect to ensure that the Plan remains aligned with the Company's overall strategic performance. The Board shall provide all Participants with thirty (30) days advance written notice prior to the effective date of any modifications, suspension, or terminations of the Plan. The Participants shall receive Incentive Compensation per the Plan through the effective date of any modifications, suspension, or terminations of the Plan. Notwithstanding the previous sentences, no such amendment or termination may violate the requirements of Code Section 409A (and the regulations and guidance promulgated under such Code Section). Such termination, modification, or amendment may not affect the rights of the Participant under an outstanding award of Incentive Compensation, except as follows:

11.1.1 Plan Termination Due to a Change in Control. The Board may, any time within thirty (30) days prior to or twelve (12) months after a Change in Control, terminate the Plan in connection with the Change in Control and make a cash payment to all Participants equal to the vested Aggregate Incentive Compensation and accrued interest if all substantially similar arrangements sponsored by the Company are also terminated so that the Participant in the Plan and all Participants under substantially similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the date of termination of the arrangements.

11.1.2 Plan Termination In Connection with Termination of All Deferred Compensation Arrangements. The Board may terminate the Plan and make a cash payment to all Participants equal to the value of the vested Incentive Compensation and accrued interest at any time if: (a) all of the Company's non-qualified deferred compensation arrangements subject to Code Section 409A that would be aggregated with any terminated arrangement under Treas. Reg. 1.409A-1(c) if the same individual participated in all of the arrangements are terminated; (b) no payments other than payments that would be payable under the terms of the arrangements if the termination had not occurred are made within twelve (12) months of the termination of the arrangements; and (c) the Company does not adopt at any time within three (3) years following the date of termination of the arrangement a new arrangement that would be aggregated with any terminated arrangement under Treas. Reg. 1.409A-1(c) if the same individual participated in both arrangements. Notwithstanding the foregoing, no plan termination, modification, or amendment under this Section 11.1 may affect the rights of the Participant to a payment under Section 6.6.

12. Effective Date of Plan. The Plan shall be effective as of January 1, 2012.

13. Construction. The terms and conditions of this Plan shall be construed in accordance with the laws of the State of Wisconsin. If any provision of this Plan is deemed or held to be illegal, invalid, or unenforceable under the present or future laws effective during the term hereof, this Plan shall be considered divisible and inoperative as to such provision to the extent it is deemed to be illegal, invalid, or unenforceable; and, in all other respects, this Plan shall remain in full force and effect, provided, however, that if any provision of this Plan is deemed or held to be illegal, invalid, or unenforceable, there shall be added hereto automatically a provision as similar as possible to such illegal, invalid, or unenforceable provision to be legal, valid, and enforceable. Further, should any provision contained in this Plan ever be reformed or rewritten by any judicial body of competent jurisdiction, such provision as so reformed or rewritten shall be binding upon the Company and the Participants hereunder.

14. Binding Effect. The terms and conditions of this Plan shall be binding upon and inure to the Participant, the Company, and their respective heirs, successors, and permitted assigns (subject to the limitations on assignment in respect to the Participant).

15. Intent to Comply with Internal Revenue Code Section 409A. The Company intends for the terms, conditions, and administration of this Plan to satisfy the requirements of Internal Revenue Code Section 409A (and the regulations promulgated under Code Section 409A) in form and operation for the deferral of income under a nonqualified plan, if applicable. The Board shall have the authority to amend the Plan, retroactively if necessary, in order to effectuate the intent of the Company and the Employees to comply with the requirements of Code Section 409A.

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